Exhibit 10.12
PACIFIC SUNWEAR OF CALIFORNIA, INC.
EXECUTIVE SEVERANCE PLAN
ARTICLE 1
ESTABLISHMENT, TERM, AND PURPOSE
     1.1. Establishment of the Plan. Pacific Sunwear of California, Inc, a California corporation (the “Company”), hereby establishes a severance plan to be known as the “Pacific Sunwear of California, Inc. Executive Severance Plan” (the “Plan”).
     1.2. Purpose of the Plan. The Plan is designed to provide certain severance benefits to a select group of management or highly compensated employees of the Company who become eligible to receive such benefits pursuant to Article 4 hereof.
     1.3. Term of the Plan. The Plan shall commence upon the date of its approval by the Committee (the “Effective Date”), and shall continue in effect through December 31, 2009 (such period being referred to herein as the “Term”); provided, however, that the Term shall be automatically extended for one (1) additional year on December 31, 2009 and on each December 31 thereafter, unless the Company delivers written notice at least eleven (11) months prior to the end of the Term (or extended Term, as the case may be) to each Participant in the Plan that the Term will not be extended, and if such notice is timely given, the Plan will terminate at the end of the Term then in effect (with no extension or further extension, as the case may be). Notwithstanding the foregoing, in the event that a Change in Control Event occurs during the Term (or extended Term, as the case may be), the Term shall be extended through, and shall end no earlier than, the first anniversary of the occurrence of such Change in Control Event. The termination or expiration of the Term shall not affect the rights of Participants to benefits pursuant to the Plan to the extent the Participant’s employment is terminated during the Term.
ARTICLE 2
DEFINITIONS
     Whenever used in the Plan, the following terms shall have the meanings set forth below (such defined terms are in addition to terms defined elsewhere in the Plan) unless the context clearly indicates to the contrary:
(a)	“ADEA” means the United States Age Discrimination in Employment Act of 1967, as amended.

(b)	“Annual Bonus” means, as to a particular Participant, the Participant’s target bonus opportunity for the Company’s fiscal year in which the Participant’s Separation from Service occurs (or, if there is then no such target bonus opportunity, the average annual bonus paid by the Company to the Participant for the last three full fiscal years of the Company prior to the Participant’s Separation from Service).

(c)	“Base Salary” means, as to a particular Participant, the Participant’s annualized rate of base salary from the Company (or, if the Participant is employed by a Subsidiary, from the Subsidiary) at the relevant time.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Cause” means, as to a particular Participant, a termination of the Participant’s employment by the Company or a Subsidiary based on a determination by the Committee, acting in good faith and based on the information then known to it, that one or more of the following has occurred:
(i)	the Participant’s conviction of or entrance of a plea of guilty or nolo contendere to a felony;

(ii)	fraudulent conduct by the Participant in connection with the business affairs of the Company or a Subsidiary;

(iii)	theft, embezzlement, or other criminal misappropriation of funds by the Participant from the Company or a Subsidiary;

(iv)	the Participant’s bad faith refusal to perform his or her duties to the Company or a Subsidiary, or follow the lawful orders of the Board (or board of directors of a Subsidiary by which the Participant is employed, as applicable) or the officer or other employee (if any) to whom the Participant reports;

(v)	the Participant’s willful misconduct, which has, or would if generally known, materially adversely affect the good will, business, or reputation of the Company or a Subsidiary; or

(vi)	the Participant’s material breach of any agreement between the Participant and the Company or any of its Subsidiaries.
(f)	“CEO” means the Chief Executive Officer of the Company.

(g)	“Change in Control Event” has the meaning ascribed to such term under the Company’s 2005 Performance Incentive Plan as in effect on the Effective Date. In no event shall a transaction or other event that occurred prior to the Effective Date constitute a Change in Control Event. Only the first Change in Control Event that occurs during the Term shall be considered a Change in Control Event for purposes of the Plan; any transaction or occurrence after the first Change in Control Event that would otherwise constitute such a Change in Control Event shall not constitute a Change in Control Event for purposes of the Plan. Notwithstanding any other provision herein, a transaction shall not constitute a Change in Control Event for purposes of the Plan unless it is a “change in the ownership or effective control” of the Company, or a change “in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

(h)	“Change in Control Severance Multiplier” means, as to a particular Participant, the “Change in Control Severance Multiplier” set forth in the Participant’s Participation Agreement for the purpose of calculating the Participant’s benefits under Section 4.2(a).

(i)	“COBRA Multiplier” means, as to a particular Participant, the “COBRA Multiplier” set forth in the Participant’s Participation Agreement for the purpose of calculating the Participant’s benefits under Section 4.1(c) and 4.2(b).

(j)	“Code” means the United States Internal Revenue Code of 1986, as amended.

(k)	“Committee” means the Compensation Committee of the Board.

(l)	“Disability” means, as to a particular Participant, the Participant’s inability, because of physical or mental illness or injury, to perform the essential functions of her customary duties to the Company or a Subsidiary, even with a reasonable accommodation, and the continuation of such disabled condition for a period of one hundred eighty (180) continuous days, or for not less than two hundred ten (210) days during any continuous twenty-four (24) month period.

(m)	“Eligible Person” means an employee of the Company or a Subsidiary.

(n)	“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

(o)	“Good Reason” means, with respect to a particular Participant, the occurrence of any one or more of the following conditions without the Participant’s express written consent:
(i)	a material diminution in the Participant’s authority, duties or responsibilities;

(ii)	a material diminution in the Participant’s rate of base compensation;

(iii)	a change in the location of the Participant’s principal workplace for the Company (or the Subsidiary that employs the Participant, as applicable) to a location that is more than fifty (50) miles from the Participant’s principal workplace as of the date immediately preceding the occurrence of a Change in Control Event and that results in an increased commute for the Participant from his or her principal residence (except for reasonable periods of required travel on Company business); or

(iv)	a material breach by the Company (or, if the Participant is employed by a Subsidiary, the Subsidiary) of any agreement with the Participant;
provided, however, that any such condition shall not constitute “Good Reason” unless both (x) the Participant provides written notice to the Company of the condition claimed to constitute Good Reason within ninety (90) days of the initial existence of such condition, and (y) the Company fails to remedy (or fails to cause the Subsidiary that employs the Participant to remedy, as the case may be) such condition within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Participant’s employment with the Company (or the Subsidiary that employs the Participant, as applicable) shall not be treated as a termination for “Good Reason” unless such termination occurs not more than one (1) year following the initial existence of the condition claimed to constitute “Good Reason.”
(p)	“Participant” means any Eligible Person who is selected to participate in the Plan as determined in accordance with Article 3.

(q)	“Participation Agreement” means the participation agreement described in Section 3.2.

(r)	“Separation from Service” means, as to a particular Participant, a termination of services provided by the Participant to his or her Employer, whether voluntarily or involuntarily, as determined by the Committee in accordance with Section 409A of the Code and Treasury Regulation Section 1.409A-1(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:
(i)	For a Participant who provides services to an Employer as an employee, except as otherwise provided in clause (iii) below, a Separation from Service shall occur when the Participant has experienced a termination of employment with the Employer. A Participant shall be considered to have experienced a termination of employment for this purpose when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (A) no further services will be performed by the Participant for the Employer after the applicable date, or (B) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by the Participant (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months). However, if the Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of the Plan as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.
(ii)	For a Participant who provides services to an Employer as an independent contractor, except as otherwise provided in clause (iii) below, a Separation from Service shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for such Employer, provided that the expiration of such contract(s) is determined by the Committee to constitute a good-faith and complete termination of the contractual relationship between the Participant and such Employer.

(iii)	For a Participant who provides services to an Employer as both an employee and an independent contractor, a Separation from Service generally shall not occur until the Participant has ceased providing services for the Employer as both an employee and as an independent contractor, as determined in accordance with the provisions set forth in clauses (i) and (ii) above. Similarly, if a Participant either (A) ceases providing services for an Employer as an independent contractor and begins providing services for such Employer as an employee, or (ii) ceases providing services for an Employer as an employee and begins providing services for such Employer as an independent contractor, the Participant will not be considered to have experienced a Separation from Service until the Participant has ceased providing services for such Employer in both capacities, as determined in accordance with clauses (i) and (ii) above.
Notwithstanding the foregoing provisions in this definition, if a Participant provides services for an Employer as both an employee and as a member of its board of directors, to the extent permitted by Treasury Regulation Section 1.409A-1(h)(5) the services provided by the Participant as a director shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an employee, and the services provided by such Participant as an employee shall not be taken into account in determining whether the Participant has experienced a Separation from Service as a director, for purposes of the Plan.

For purposes of this definition, the term “Employer” means the Company or Subsidiary that the Participant last performed services for or was employed by, as applicable, on the date of his or her Separation from Service, and all other entities that are required to be aggregated together and treated as the employer under Treasury Regulation Section 1.409A-1(h)(3).

(s)	“Severance Multiplier” means, as to a particular Participant, the “Severance Multiplier” set forth in the Participant’s Participation Agreement for the purpose of calculating the Participant’s benefits under Section 4.1(a) and 4.1(b).

(t)	“Severance Period” means, as to a particular Participant, a period of months determined by multiplying twelve (12) by the Participant’s Severance Multiplier, with the first month of such period to be the month following the month in which the Participant’s Separation from Service occurs.

(u)	“Specified Employee” means a Participant who, as of the date of the Participant’s Separation from Service, is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i).

(v)	“Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned, directly or indirectly, by the Company.

(w)	“Years of Service” means, as to a particular Participant, the number of whole years that the Participant was employed by the Company or any of its Subsidiaries. Years of Service shall be determined by dividing the total number of calendar days on which the Participant was employed by the Company or one or more of its Subsidiaries by three hundred sixty-five (365). Any fractional year shall be disregarded.
ARTICLE 3
PARTICIPATION
     3.1. Participation. The Committee shall from time to time designate in writing those Eligible Persons who are, subject to Section 3.2, eligible to participate in the Plan. Notwithstanding anything else contained herein to the contrary, the Committee shall limit the class of persons selected to participate in the Plan to a select group of management or highly compensated employees, as set forth in Sections 201, 301 and 401 of ERISA. Once a Participant participates in the Plan, the Participant may not be removed from participation in the Plan unless the Committee gives written notice to the Participant that he or she will no longer be a Participant in the Plan, in which case the Participant shall cease to be a Participant in the Plan on the later of the one-year anniversary of the date of delivery of such notice to the Participant or, if a Change in Control Event occurs during that one-year period, the first anniversary of such Change in Control Event (unless, in each case, the termination of the Participant’s employment occurs prior to such date in which case the Participant shall be entitled to the benefits otherwise due under the Plan with respect to the termination of his or her employment).
     3.2. Participation Agreement. To the extent the Committee has designated an Eligible Person as being eligible to participate in the Plan, the Eligible Person shall become a Participant only by promptly completing, fully executing, and returning to the Company a participation agreement in substantially the form attached hereto as Exhibit A (or such other form as the Committee may require and provide for at the time it designates the Eligible Person as being eligible to participate in the Plan).
     3.3. Termination of Employment. Notwithstanding anything else contained in the Plan to the contrary, a Participant shall not be deemed to have terminated employment with the Company or a Subsidiary if his or her employment by the Company or a Subsidiary terminates but he or she otherwise continues, immediately after such termination of employment, as an employee of the Company or another Subsidiary; provided that whether the Participant has Good Reason to terminate employment shall be determined by comparing the Participant’s authority, duties, responsibilities and other terms of employment after giving effect to such change to the Participant’s authority, duties, responsibilities and other terms of employment before giving effect to such change (in each case relative to the Company and its Subsidiaries on a consolidated basis, not simply with reference to the Participant’s employer).
     3.4. Benefit Offset. Notwithstanding anything else contained in the Plan to the contrary, any severance benefits otherwise payable under the Plan to a Participant shall be offset or reduced by the amount of severance benefits payable or deliverable to the Participant under any other plan, program, or agreement of or with the Company or any of its Subsidiaries.
ARTICLE 4
SEVERANCE BENEFITS
     4.1. Severance Benefits. Subject to the other provisions of the Plan, if a Participant’s employment with the Company or a Subsidiary is terminated by the Company or a Subsidiary without Cause (and other than due to the Participant’s death or Disability) during the Term, the Participant shall be entitled to receive from the Company the following severance benefits:
(a)	A cash payment equal to (i) the Participant’s Severance Multiplier, multiplied by (ii) the Participant’s last rate of Base Salary in effect on or immediately prior to the Participant’s Separation from Service.

(b)	A cash payment equal to (i) the Participant’s Severance Multiplier, multiplied by (ii) the quotient obtained by dividing the Participant’s Base Salary (as last in effect on or immediately prior to the Participant’s Separation from Service) by twelve (12), multiplied by (iii) the Participant’s Years of Service as of the Participant’s Separation from Service (up to a maximum of twelve (12) Years of Service); provided, however, that in no event shall the amount determined pursuant to this Section 4.1(b) for the Participant exceed an amount equal to (x) the amount obtained by multiplying two (2), by the Participant’s Severance Multiplier, by the Participant’s Base Salary (as last in effect on or immediately prior to the Participant’s Separation from Service), less (y) the amount determined for the Participant pursuant to Section 4.1(a).

(c)	A cash payment equal to the expected aggregate cost, as reasonably determined by the Committee, of the premiums that would be charged to the Participant to continue medical coverage pursuant to the Consolidated Omnibus Budget

Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for the Participant (and, if applicable, the Participant’s eligible dependents) as last in effect upon or immediately prior to the Participant’s Separation from Service, for a number of months equal to twelve (12) multiplied by the Participant’s COBRA Multiplier.
(d)	Payment or reimbursement of the Participant’s costs for outplacement services obtained by the Participant within the twelve (12) month period following the Participant’s Separation from Service up to a maximum of $20,000 (in the case of a Participant who was the CEO at any time within the twelve (12) month period prior to his or her Separation from Service) or $10,000 (in the case of any other Participant).
     For purposes of clarity, the Participant shall not be entitled to receive any benefits under this Section 4.1 if the Participant voluntarily terminates his or her employment with the Company or a Subsidiary (regardless of the reason for such voluntary termination).
     4.2. Change in Control Severance Benefits. Subject to the other provisions of the Plan, if (1) the Participant’s employment with the Company or a Subsidiary is terminated during the Term by the Company or a Subsidiary without Cause (and other than due to the Participant’s death or Disability) or by the Participant for Good Reason, and (2) such termination of employment occurs at any time during the period commencing three (3) months before the occurrence of a Change in Control Event and ending twelve (12) months after such Change in Control Event, the Participant shall be entitled to receive from the Company the following benefits:
(a)	A cash payment equal to (i) the Participant’s Change in Control Severance Multiplier, multiplied by (ii) the sum of (x) the Participant’s highest rate of Base Salary in effect in the one year period preceding the Participant’s Separation from Service, and (y) the Participant’s Annual Bonus.

(b)	A cash payment equal to the amount determined under Section 4.1(c), subject to the conditions and limitations set forth in such section.

(c)	Payment or reimbursement of the Participant’s costs for outplacement services as provided in Section 4.1(d), subject to the conditions and limitations set forth in such section.
     If a Participant is otherwise entitled to receive benefits under both Section 4.1 above and this Section 4.2, the Participant shall receive the benefits provided in this Section 4.2 and not the benefits provided in Section 4.1.
     4.3. Termination for Other Reasons. For avoidance of doubt, the Company and its Subsidiaries shall have no obligations (or no further obligations, as the case may be) to the Participant under the Plan if:
(a)	the Participant’s employment terminates for any reason prior to the Effective Date; or

(b)	after the Effective Date,
(i)	the Participant’s employment is terminated by the Company or a Subsidiary for Cause;

(ii)	the Participant voluntarily terminates his or her employment with the Company or a Subsidiary for any reason (other than a termination for Good Reason in the circumstances provided in Section 4.2);

(iii)	the Participant’s employment with the Company or a Subsidiary terminates due to the Participant’s Disability or death; or

(iv)	the Participant’s employment with the Company or a Subsidiary terminates for any reason after the Term.
     4.4. Notice of Termination. Any termination of a Participant’s employment by the Company or a Subsidiary for Cause or due to Disability, or by a Participant for Good Reason, shall be communicated by Notice of Termination. For purposes of the Plan, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in the Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.
ARTICLE 5
TIMING AND CONDITIONS OF PAYMENTS; TAXES
     5.1. Form and Timing of Severance Payments. Subject to Section 5.2 and in each case subject to Section 5.1(d), any severance benefits described in Section 4.1 or Section 4.2 that become payable to a Participant in accordance with the provisions of the Plan shall be paid at the times and in the manner set forth in this Section 5.1.
(a)	The payments described in Sections 4.1(a) and 4.1(b) shall be paid by the Company in cash to the Participant in a series of substantially equal installment payments (each constituting the same approximate fraction of the aggregate severance amount and with such installments paid not less frequently than monthly), with the first such payment being made during the calendar month that follows the calendar month during which the Participant’s Separation from Service occurs and the last such payment being made at the end of the Severance Period. Notwithstanding the foregoing provisions, if a Change in Control Event occurs upon or at any time after the Participant’s Separation from Service, the aggregate amount of the remaining unpaid installments shall be paid to the Participant in cash in a lump sum not more than thirty (30) days after such Change in Control Event.

(b)	The payments described in Section 4.2(a) and in Section 4.1(c) or Section 4.2(b), as applicable, shall be paid by the Company in cash to the Participant on or within the seventy four (74) days period following the Participant’s Separation from Service.

(c)	Any payment or reimbursement to which a Participant may become entitled pursuant to Section 4.1(d) or Section 4.2(c) shall be subject to the Company’s expense reimbursement policies in effect immediately prior to the Participant’s Separation from Service (or, if earlier, the date of a Change in Control Event) and applicable to the Company’s executives generally and shall be fully paid or reimbursed, as applicable, by the Company not later than the end of the Participant’s third taxable year following the Participant’s taxable year in which the Participant’s Separation from Service occurs.

(d)	Notwithstanding any other provision herein, if a Participant is a Specified Employee as of the date of such Separation from Service, the Participant shall not be entitled to any distribution of his or her benefits hereunder until the earlier of (i) the date which is six (6) months after his or her Separation from Service for any reason other than death, or (ii) the date of the Participant’s death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.

Any amounts otherwise payable to a Participant upon or in the six (6) month period following the Participant’s Separation from Service that are not so paid by reason of the preceding paragraph shall be paid (without interest) as soon as practicable (and in any event within thirty (30) days) after the date that is six (6) months after the Participant’s Separation from Service (or, if earlier, as soon as practicable after the date of the Participant’s death).
     5.2. Duty to Mitigate; Release.
(a)	Notwithstanding anything to the contrary contained in the Plan but subject to Section 5.2(c), during the period in which a Participant is entitled to receive any payments described in Sections 4.1(a) and 4.1(b) and prior to the date on which all such payments have been made to the Participant pursuant to Section 5.1(a), the Participant shall have the affirmative duty to take reasonable efforts to seek other employment in which the Participant is reasonably qualified or otherwise to mitigate the Participant’s right to any and all such payments. In the event the Company believes the Participant has breached his or her duty to seek other employment in which the Participant is reasonably qualified or otherwise to mitigate the Participant’s right to any and all such payments, the Company shall notify the Participant in writing (with such notice to be given in accordance with Section 13.6 hereof) of such belief not less than fourteen (14) days prior to the Company’s termination of any such payments otherwise due to the Participant hereunder. Any money or other valuable consideration earned or otherwise received by the Participant or credited to the Participant’s account (whether presently or on a deferred basis) from the provision of services (whether as an employee, independent contractor, consultant, advisor, or otherwise) during such period shall be offset against and serve to decrease the amount of any such payments. Each Participant agrees to notify the Company in writing immediately upon receiving or earning any such money or other valuable consideration. For avoidance of doubt, a Participant’s duty to mitigate any payments pursuant to this Section 5.2(a) shall terminate upon the occurrence of a Change in Control Event.
(b)	Notwithstanding anything to the contrary contained in the Plan but subject to Section 5.2(c), the Company’s obligation to make any payment of benefits with respect to a Participant under the Plan (or to continue making any such payment, as the case may be) is subject to the condition precedent that the Participant shall have complied with the restrictive covenants set forth in Article 8 hereof.

(c)	Notwithstanding anything to the contrary in Sections 5.2(a) and 5.2(b) but subject to Section 5.2(d), in no event shall the total amount actually paid by the Company pursuant to Sections 4.1(a) and 4.1(b) to a Participant entitled to receive any payment pursuant to such sections be less than the lesser of (i) the aggregate amount the Participant is otherwise entitled to receive pursuant to such sections, or (ii) Ten Thousand Dollars ($10,000), regardless of any breach by the Participant of the Participant’s obligations under Section 5.2(a) or Article 8, which amount each Participant agrees is good and sufficient consideration for the release described in Section 5.2(d) and other obligations of the Participant set forth herein.

(d)	Notwithstanding anything to the contrary contained in the Plan, the Company’s obligation to make any payment of benefits with respect to a Participant under the Plan is subject to the condition precedent that (i) the Participant has fully executed a valid and effective release (in the form attached hereto as Exhibit B or such other form as the Committee may reasonably require in the circumstances, which other form shall be substantially similar to that attached hereto as Exhibit B but with such changes as the Committee may determine to be required or reasonably advisable in order to make the release enforceable and otherwise compliant with applicable laws), (ii) such executed release is delivered by the Participant to the Company so that it is received by the Company in the time period specified below, and (iii) such release is not revoked by the Participant (pursuant to any revocation rights afforded by applicable law). In order to satisfy the requirements of this Section 5.2(c), a Participant’s release referred to in the preceding sentence must be delivered by the Participant to the Company so that it is received by the Company no later than thirty (30) calendar days after the Participant’s Separation from Service (or such later date as may be required for an enforceable release of the Participant’s claims under the ADEA, to the extent the ADEA is applicable in the circumstances, in which case the Participant will be provided with either twenty one (21) or forty five (45) days, depending on the circumstances of the termination, to consider the release). In addition, the Company may require that the Participant’s release be executed no earlier than the date that the Participant’s employment with the Company terminates.

     5.3. Withholding of Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to the Plan such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.
ARTICLE 6
SECTION 280G
     6.1. Application. The provisions of this Article 6 shall apply to each Participant in the Plan other than the CEO. The CEO shall be covered by the provisions set forth in this Article 6 only if the CEO is a Participant and is not a party to an employment or other written agreement with the Company that provides for “gross-up” or similar change in control provisions with respect to Section 280G and/or Section 4999 of the Code (otherwise, such “gross-up” or similar change in control provisions shall apply to the CEO).
     6.2. Possible Cut-Back. Notwithstanding anything contained in the Plan to the contrary, to the extent that any payment or distribution of any type to or for the Participant by the Company or any of its affiliates, whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise (including, without limitation, any accelerated vesting of stock options or other equity-based awards granted by the Company to the Participant) (collectively, the “Total Payments”) is or will be subject to the excise tax imposed under Section 4999 of the Code (which reference includes, for purposes of the Plan, any similar successor provision to Section 4999), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction to the Total Payments shall be made only if the total after-tax benefit to the Participant is greater after giving effect to such reduction than if no such reduction had been made. The Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any accelerated vesting of stock options, then by reducing or eliminating any accelerated vesting of other equity-based awards, then by reducing or eliminating any other remaining Total Payments. The preceding provisions of this Section 6.2 shall take precedence over the provisions of any other plan, arrangement or agreement governing the Participant’s rights and entitlements to any benefits or compensation; provided, however, that if the Participant is a party to a written employment or other written agreement with the Company that contains express provisions for a so-called “gross-up” payment to the extent that excise taxes are imposed under Section 4999 of the Code, the Section 280G and/or Section 4999 provisions of such employment or other agreement shall control.
     6.3. Determination. Any determination that Total Payments to the Participant must be reduced or eliminated in accordance with Section 6.2 and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm or consulting firm with experience in such matters selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days after the date such calculation is requested by the Company or the Participant. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control Event, the Participant shall appoint another nationally recognized accounting or consulting firm with experience in such matters to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. If a reduction or elimination of Total Payments to the Participant in accordance with the foregoing is necessary based on the Accounting Firm’s determination, the Accounting Firm shall furnish the Participant with a written opinion that failure to limit the amount of the Total Payments would result in the imposition of a tax under Section 4999 of the Code as well as the estimates of the Participant’s after-tax net benefits before and after giving effect to such a reduction. Any determination by the Accounting Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Total Payments to the Participant which will not have been made by the Company should have been made. The Accounting Firm shall determine the amount of such underpayment that has occurred and any such underpayment shall be promptly paid by the Company to or for the benefit of the Participant. In the event that any Total Payment made to the Participant shall be determined by the Accounting Firm to result in the imposition of any tax under Section 4999 of the Code and a reduction of Total Payments was otherwise required pursuant to Section 6.2 to avoid the imputation of such tax, the Participant shall promptly repay the amount of such excess to the Company together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G or any successor thereto), from the date the reimbursable payment was received by the Participant to the date the same is repaid to the Company.
ARTICLE 7
PAYMENT OBLIGATIONS
     7.1. Payment of Obligations. The Company’s obligation to make any benefit payment (or installment thereof) pursuant to the Plan shall immediately cease upon failure by the Participant (or former Participant) entitled to such payment to comply with Section 5.2.
     7.2. Unsecured General Creditor. Participants and their heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company or any Subsidiary. No assets of the Company or any Subsidiary shall be held under any trust, or held in any way as collateral security, for the fulfilling of the obligations of the Company under the Plan. Any and all of the Company’s and each Subsidiary’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company or Subsidiary, as applicable (unless pledged or restricted with respect to such entity’s obligations other than the Plan). The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and their heirs or successors as to benefits under the Plan shall be no greater than those of unsecured general creditors of the Company.
     7.3. Other Benefit Plans. All payments, benefits and amounts provided under the Plan shall be in addition to and not in substitution for any pension rights under the any tax-

qualified pension or retirement plan in which the Participant participates, and any disability, workers’ compensation or other Company or Subsidiary benefit plan distribution that a Participant is entitled to (other than severance benefits), under the terms of any such plan, at the time the Participant ceases to be employed by the Company or a Subsidiary. Notwithstanding the foregoing, the Plan shall not create an inference that any duplicate payments shall be required. Payments received by a person under the Plan shall not be deemed a part of the person’s compensation for purposes of the determination of benefits under any other employee pension, welfare or other benefit plans or arrangements, if any, provided by the Company or a Subsidiary, except where explicitly provided under the terms of such plans or arrangements.
ARTICLE 8
RESTRICTIVE COVENANTS
     8.1. Non-Competition. Each Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Subsidiaries and accordingly agrees as follows:
(a)	During his or her employment, the Participant will not, directly or indirectly, (i) engage in any business for the Participant’s own account that competes with the business of the Company or its Subsidiaries (including, without limitation, businesses which the Company or its Subsidiaries have specific plans to conduct in the future and as to which the Participant is aware of such planning), (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of the Company or its Subsidiaries, (iii) acquire a financial interest in any person engaged in any business that competes with the business of the Company or its Subsidiaries, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships between the Company or any of its Subsidiaries and customers, suppliers, partners, members or investors of the Company or its Subsidiaries. Without limiting the generality of the foregoing, the Participant agrees that any designer, manufacturer, wholesaler or retailer which designs, manufactures, markets or sells specialty apparel, clothing or accessories to the age groups between eleven (11) and thirty-five (35) and where such designer, manufacturer, wholesaler or retailer operates within seventy-five (75) miles of any location of the Company or any affiliate, would be “in competition with the business of the Company” or its Subsidiaries.

(b)	Notwithstanding anything to the contrary in the Plan or any Participation Agreement, the Participant may, directly or indirectly, own, solely as an investment, securities of any person engaged in the business of the Company or its Subsidiaries which are publicly traded on a national or regional stock exchange or on an over-the-counter market, or an interest in a diversified mutual fund, hedge fund or pooled investment account, if the Participant (i) is not a controlling person of, or a member of a group which controls, such person, fund or account and (ii) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such person, fund or account.
     8.2. Anti-Solicitation. Each Participant promises and agrees that during his or her employment, and for a period of one (1) year thereafter, he or she will not influence or attempt to influence customers, vendors, or business partners of the Company or any of its Subsidiaries, either directly or indirectly, to divert their business from the Company or a Subsidiary to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any Subsidiary.
     8.3. Solicitation of Employees. Each Participant promises and agrees that during his or her employment, and for a period of one (1) year thereafter, he or she will not directly or indirectly solicit any employee of the Company or a Subsidiary to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of the Company or any Subsidiary.
     8.4. Confidentiality. Each Participant promises and agrees that he or she will not at any time (whether during or after his or her employment with the Company), unless compelled by lawful process, disclose or use for his or her own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its Subsidiaries or affiliates, any trade secrets, or other confidential data or information relating to customers, design programs, costs, marketing, sales activities, promotion, credit and financial data, financing methods, or plans of the Company or of any Subsidiary or affiliate of the Company; provided that the foregoing shall not apply to information which is not unique to the Company (or Subsidiary or affiliate, as applicable) or which is generally known to the industry or the public other than as a result of the Participant’s breach of this covenant. Each Participant agrees that upon termination of his or her employment with the Company or a Subsidiary for any reason, or upon the request of the Company or a Subsidiary, he or she will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company, any Subsidiary or affiliate of the Company. Each Participant further agrees that he or she will not retain or use for his or her account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company, any Subsidiary or affiliate of the Company; provided, however, that the Participant may retain the Participant’s rolodex, address books, information relating to the Participant’s compensation or relating to reimbursement of expenses, documents relating to the Participant’s participation in employee benefit plans or programs of the Company or Subsidiary, any agreement between the Participant and the Company or a Subsidiary relating to the Participant’s employment with the Company or a Subsidiary, and other personal property provided that such items do not contain any confidential information of the Company or a Subsidiary.
     8.5. Injunctive Relief. Each Participant expressly agrees that the Company will or would suffer irreparable injury if he or she were to breach any of the provisions of this Article 8 and that the Company would by reason of such conduct be entitled, in addition to any other remedies, to injunctive relief. Each Participant consents and stipulates to the entry of such injunctive relief prohibiting him or her from engaging in conduct which violates any of the provisions of this Article 8.
ARTICLE 9
CLAIMS PROCEDURES
     9.1. Presentation of Claim. Any Participant (such Participant being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the benefits payable to such Claimant pursuant to the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.
     9.2. Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, but no later than ninety (90) days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. The Committee shall notify the Claimant in writing:
(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)	that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:
(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)	an explanation of the claim review procedure and the time limits applicable to such procedures set forth in Section 9.3; and

(v)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.
     9.3. Review of a Denied Claim. On or before sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the

Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):
(a)	may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee, in its sole discretion, may grant.
     9.4. Decision on Review. The Committee shall render its decision on review promptly, and no later than sixty (60) days after the Committee receives the Claimant’s written request for a review of the denial of the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial sixty (60) day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:
(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d)	A description of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
ARTICLE 10
RESOLUTION OF DISPUTES
     Notwithstanding anything to the contrary contained in the Plan, the Participant, in his or her sole discretion, may elect to have any claim or controversy arising out of or in connection with the Plan and/or a Participation Agreement submitted to binding arbitration and adjudicated in accordance with this Article 10 without first having to exhaust the claims procedures set forth in Article 9.

     The Company and each Participant hereby consent to the resolution by mandatory and binding arbitration of all claims or controversies arising out of or in connection with the Plan and/or the Participant’s Participation Agreement that the Company may have against the Participant, or that the Participant may have against the Company or against any of its officers, directors, employees or agents acting in their capacity as such, and which are not resolved under the terms of Article 9 (or which are not required to be resolved under the terms of Article 9, as the case may be). Each party’s promise to resolve all such claims or controversies by arbitration in accordance with the Plan rather than through the courts is consideration for the other party’s like promise. It is further agreed that the decision of an arbitrator on any issue, dispute, claim or controversy submitted for arbitration, shall be final and binding upon the Company and the Participant and that judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.
     Except as otherwise provided in this procedure or by mutual agreement of the parties, any arbitration shall be before a sole arbitrator (the “Arbitrator”) selected from Judicial Arbitration & Mediation Services, Inc., Orange County, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Civil Procedure Code Sections 1280 et. seq. as the exclusive remedy of such dispute.
     The Arbitrator shall interpret the Plan, any applicable Company policy or rules and regulations, any applicable substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or applicable federal law. If arbitration is brought after the claim or controversy has been submitted for review by the Committee in accordance with Article 8, the Arbitrator shall limit his or her review to whether or not the Committee has abused its discretion in its interpretation of the Plan and such policies, rules, and regulations; provided, however, that the Arbitrator shall apply a de novo standard of review with respect to any claim for benefits hereunder in connection with a Change in Control Event. In reaching his or her decision, the Arbitrator shall have no authority to change or modify any lawful Company policy, rule or regulation, or the Plan. Except as provided in the next paragraph, the Arbitrator, and not any federal, state or local court or agency, shall have exclusive and broad authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of the Plan, including but not limited to, any claim that all or any part of the Plan is voidable. The Arbitrator shall have the authority to decide dispositive motions. Following completion of the arbitration, the arbitrator shall issue a written decision disclosing the essential findings and conclusions upon which the award is based.
     Notwithstanding the foregoing, provisional injunctive relief may, but need not, be sought by the Participant or the Company in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally resolved by the Arbitrator in accordance with the foregoing. Final resolution of any dispute through arbitration may include any remedy or relief which would otherwise be available at law and which the Arbitrator deems just and equitable. The Arbitrator shall have the authority to award full damages as provided by law. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

     The Company shall pay the reasonable fees and expenses of the Arbitrator and of a stenographic reporter, if employed. Each party shall pay its own legal fees and other expenses and costs incurred with respect to the arbitration.
ARTICLE 11
SUCCESSORS AND ASSIGNMENT
     11.1. Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof (the business and/or assets of which constitute at least fifty percent (50%) of the total business and/or assets of the Company) to expressly assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform them if such succession had not taken place.
     11.2. Assignment by the Participant. None of the benefits, payments, proceeds or claims of any Eligible Person or Participant shall be subject to any claim of any creditor and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor, nor shall any such Eligible Person or Participant have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise, under the Plan. Notwithstanding the foregoing, benefits which are in pay status may be subject to a court-ordered garnishment or wage assignment, or similar order, or a tax levy. The Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If a Participant dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid to the Participant’s estate in accordance with the terms of the Plan.
ARTICLE 12
ADMINISTRATION OF THE PLAN
     12.1. Administration — General. The Company shall be the plan administrator (within the meaning of Section 3(16)(A) of ERISA). The Company delegates its duties under the Plan to the Committee. The Committee delegates the day-to-day ministerial duties with respect to the Plan to the Company’s management. The Committee and its delegates shall be named fiduciaries of the Plan to the extent required by ERISA.
     12.2. Powers and Duties of the Committee. The Committee shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the power and authority to do the following:
     (a) To determine eligibility for and participation in the Plan;
     (b) To construe and interpret the terms and provisions of the Plan;

     (c) To compute and certify to the amount and kind of benefits payable to Participants and their beneficiaries, and to determine the amount of withholding taxes to be deducted pursuant to Section 5.3;
     (d) To maintain all records that may be necessary for the administration of the Plan;
     (e) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, beneficiaries or governmental agencies as shall be required by law;
     (f) To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof; and
     (g) To appoint a plan manager or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe.
     12.3. Committee Action. Subject to Article 9, the Committee shall act with respect to the Plan at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting with respect to the Plan may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.
     12.4. Construction and Interpretation. The Committee shall have full discretion to construe and interpret the terms and provisions of the Plan and any and all Participation Agreements, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company and any Participant, beneficiary or other person.
ARTICLE 13
MISCELLANEOUS
     13.1. Employment Status. Except as may be provided under any other written agreement between a Participant and the Company or a Subsidiary (other than the Plan and the Participation Agreement entered into with respect to the Plan), the employment of each Participant by the Company or any Subsidiary is “at will,” and may be terminated by either the Participant or the Company (or, if the Participant is employed by a Subsidiary, by the Subsidiary) at any time.
     13.2. Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.
     13.3. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.
     13.4. Severability. In the event any provision of the Plan or any Participation Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of the Plan or Participation Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of the Plan or Participation Agreement, as applicable, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of the Plan or Participation Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
     13.5. Modification; Waiver. The Committee may from time to time amend the Plan or any Participation Agreement in any way it determines to be advisable; provided that no such amendment shall materially and adversely affect the rights of any Participant (or former Participant) under the Plan or Participation Agreement, as applicable, without that Participant’s (or former Participant’s, as the case may be) consent. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under the Plan or any Participation Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
     13.6. Notice. All notices under or with respect to the Plan or any Participation Agreement shall be in writing and shall be either personally delivered or mailed postage prepaid, by certified mail, return receipt requested:
(a)	if to the Company:
Pacific Sunwear of California, Inc.
Attention: Chief Executive Officer
3450 East Miraloma Avenue
Anaheim, California 92806

with a copy to:
Pacific Sunwear of California, Inc.
Attention: Chief Financial Officer
3450 East Miraloma Avenue
Anaheim, California 92806
(b)	if to the Participant, to the address most recently on file in the payroll records of the Company.
     Notice shall be effective when personally delivered, or five (5) business days after being so mailed. Any party may change its address for purposes of giving future notices pursuant to the Plan and any Participation Agreement by notifying the other party in writing of such change in address, such notice to be delivered or mailed in accordance with the foregoing.
     13.7. Applicable Law. The Plan and any Participation Agreement hereunder will be governed by and construed in accordance with ERISA and, to the extent not preempted thereby, the laws of the State of California, without giving effect to any choice of law or conflicting provision or rule (whether of the State of California or any other jurisdiction) that would cause the laws of any jurisdiction other than United States federal law and the law of the State of California to be applied. In furtherance of the foregoing, applicable federal law and, to the extent not preempted by applicable federal law, the internal law of the State of California, will control the interpretation and construction of the Plan and any Participation Agreement hereunder, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. Any statutory reference in the Plan or any Participation Agreement shall also be deemed to refer to all applicable final rules and final regulations promulgated under or with respect to the referenced statutory provision.
     13.8. Construction. To the extent that the Plan is subject to Section 409A of the Code, the Plan shall be construed and interpreted to the maximum extent reasonably possible to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.
     13.9. Headings. Headings and subheadings of the Plan and Participation Agreements are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof or thereof, as applicable.
     IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute the Plan on the date first set forth above.

PACIFIC SUNWEAR OF CALIFORNIA, INC., a California corporation
By:

Its:

EXHIBIT A
FORM OF PARTICIPATION AGREEMENT
[Date]
_______________
_______________
_______________
Dear ______________:
     You have been selected to participate in the Pacific Sunwear of California, Inc. Executive Severance Plan (the “Plan”), subject to your execution and return of this letter agreement (this “Participation Agreement”) to Pacific Sunwear of California, Inc. (the “Company”). For purposes of calculating any severance benefits you may become entitled to under Article 4 of the Plan, the following multipliers will apply:

Severance Multiplier:	[___]
Change in Control Severance Multiplier:	[___]
COBRA Multiplier	[___]
     Note that the agreements you make by executing this Participation Agreement will be enforceable against you, regardless of whether or not your employment terminates in circumstances that entitle you to severance benefits under the Plan. Nevertheless, you agree that your participation in the Plan (even if you never become entitled to severance benefits pursuant to the Plan), as well as your continued employment by the Company or one of its Subsidiaries (as such term is defined in the Plan), each in and of itself and without the other constitutes good and adequate consideration for the agreements you make in this Participation Agreement.
     By signing this Participation Agreement you specifically agree that you have received and read the Plan and agree to be bound by its terms. The Plan is incorporated into (made a part of) this Participation Agreement by this reference. You acknowledge and agree that the Company has not made any promises or representations to you concerning the Plan other than as set forth in the Plan and this Participation Agreement.
     Please note that you are not required to participate in the Plan, and may decline participation in the Plan by not returning this Participation Agreement. If you want to accept participation in the Plan, you must execute this Participation Agreement and see that it is returned in person or via facsimile to the Company’s [                    ] at (___) ___-___ so that it is received no later than [                    ]. This Participation Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

PACIFIC SUNWEAR OF CALIFORNIA, INC., a California corporation
By:
Name:
Title:

ACCEPTED AND AGREED:

Print Name:

2

EXHIBIT B
FORM OF RELEASE AGREEMENT1
     This Release Agreement (this “Release Agreement”) is entered into this ___ day of                      20___, by and between                                 , an individual (“Executive”), and Pacific Sunwear of California, Inc., a California corporation (the “Company”).
     WHEREAS, Executive has been employed by the Company or one of its subsidiaries; and
     WHEREAS, Executive’s employment by the Company or one of its subsidiaries has terminated and, in connection with the Company’s Executive Severance Plan (the “Plan”), the Company and Executive desire to enter into this Release Agreement upon the terms set forth herein;
     NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Release Agreement, and in consideration of the obligations of the Company (or one of its subsidiaries) to pay severance benefits (conditioned upon this Release Agreement) under and pursuant to the Plan, Executive and the Company agree as follows:
          1. Termination of Employment. Executive’s employment with the Company terminated on [                               , ___] (the “Separation Date”). Executive waives any right or claim to reinstatement as an employee of the Company and each of its affiliates. Executive hereby confirms that Executive does not hold any position as an officer, director, employee, member, manager and in any other capacity with the Company and each of its affiliates. Executive acknowledges and agrees that Executive has received all amounts owed for his regular and usual salary (including, but not limited to, any severance (other than any benefits due pursuant to the Plan), overtime, bonus, accrued vacation, commissions, or other wages), reimbursement of expenses, and usual benefits, and that all payments due to Executive from the Company have been received.
          2. Release. Executive, on behalf of himself or herself, his or her descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which he or she now owns or holds or he or she has at any time heretofore owned or held or may in the future hold as against any of said Releasees (including, without limitation, any Claim arising out of or in any way connected with

[1]	The Company reserves the right to modify this form as to any Participant employed outside of California.

Executive’s service as an officer, director, employee, member or manager of any Releasee, Executive’s separation from his or her position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Release Agreement including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, or any other federal, state or local law, regulation, or ordinance, or any Claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability (the “Release”); provided, however, that the foregoing Release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) any equity-based awards previously granted by the Company to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards (and subject to any limited period in which to exercise such awards following such termination of employment); (2) any right to indemnification that Executive may have pursuant to the Bylaws of the Company, its Articles of Incorporation or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) or applicable state law with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his or her service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (3) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (4) any rights to continued medical or dental coverage that Executive may have under COBRA (or similar applicable state law); (5) any rights to severance benefits payable under Section 4.1 or 4.2 of the Plan in accordance with the terms of the Plan; or (6) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. In addition, this Release does not cover any Claim that cannot be so released as a matter of applicable law. Executive acknowledges and agrees that he or she has received any and all leave and other benefits that he or she has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.
          3. 1542 Waiver. It is the intention of Executive in executing this Release Agreement that the same shall be effective as a bar to each and every Claim hereinabove specified. In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon him or her by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Release Agreement (including, without limitation, the Release set forth above) shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected Claims, if any, as well as those relating to any other Claims hereinabove specified. SECTION 1542 provides:

2

     “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
Executive acknowledges that he may hereafter discover Claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Release Agreement and which, if known or suspected at the time of executing this Release Agreement, may have materially affected this settlement. Nevertheless, Executive hereby waives any right, Claim or cause of action that might arise as a result of such different or additional Claims or facts. Executive acknowledges that he or she understands the significance and consequences of such release and such specific waiver of SECTION 1542.
          4. [ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Release Agreement, Executive is waiving any and all rights or Claims that he or she may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date of execution of this Release Agreement. Executive further expressly acknowledges and agrees that:
      A. In return for this Release Agreement, the Executive will receive consideration beyond that which the Executive was already entitled to receive before entering into this Release Agreement;
     B. Executive is hereby advised in writing by this Release Agreement to consult with an attorney before signing this Release Agreement;
     C. Executive has voluntarily chosen to enter into this Release Agreement and has not been forced or pressured in any way to sign it;
     D. Executive was given a copy of this Release Agreement on [_______________, 20___] and informed that he or she had [twenty one (21)/forty five (45)] days within which to consider this Release Agreement and that if he or she wished to execute this Release Agreement prior to expiration of such [21-day/45-day] period, he or she should execute the Endorsement attached hereto;
     E. Executive was informed that he or she had seven (7) days following the date of execution of this Release Agreement in which to revoke this Release Agreement, and this Release Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises his or her right of revocation, neither the Company nor Executive will have any obligations under this Release Agreement;
     F. Nothing in this Release Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver

3

under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.]2
          5. No Transferred Claims. Executive warrants and represents that the Executive has not heretofore assigned or transferred to any person not a party to this Release Agreement any released matter or any part or portion thereof and he or she shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.
          6. Compliance With Participation Agreement. Executive warrants and represents that Executive has complied fully with his or her obligations pursuant to that certain Participation Agreement entered into by Executive in connection with the Plan. Executive covenants that he or she will continue to abide by the applicable provisions of such Participation Agreement and the Plan.
          7. Severability. It is the desire and intent of the parties hereto that the provisions of this Release Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Release Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Release Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
          8. Counterparts. This Release Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
          9. Successors. This Release Agreement is personal to Executive and shall not, without the prior written consent of the Company, be assignable by Executive. This Release Agreement shall inure to the benefit of and be binding upon the Company and its

[2]	Except as noted below, Section 4 will be included if the Executive is age 40 or older as of the date that the Executive’s employment by the Company terminates or in such other circumstances (if any) as the Executive may have claims under the ADEA. In the event Section 4 is included, whether the Executive has 21 days, 45 days, or some other period in which to consider the Release Agreement will be determined with reference to the requirements of the ADEA in order for such waiver to be valid in the circumstances. The determinations referred to in the preceding two sentences shall be made by the Company in its sole discretion. In any event (regardless of the applicability of the ADEA in the circumstances) the Release Agreement will include the Executive’s acknowledgements and agreements set forth in clauses 4.A, 4.B, and 4.C.

4

respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Release Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger, acquisition of assets, or otherwise, directly or indirectly acquires the ownership of the Company, acquires all or substantially all of the Company’s assets, or to which the Company assigns this Release Agreement by operation of law or otherwise.
          10. Governing Law. THIS RELEASE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH UNITED STATES FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY UNITED STATES FEDERAL LAW, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN UNITED STATES FEDERAL LAW AND THE LAW OF THE STATE OF CALIFORNIA TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, APPLICABLE FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY APPLICABLE FEDERAL LAW, THE INTERNAL LAW OF THE STATE OF CALIFORNIA, WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS RELEASE AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.
          11. Amendment and Waiver. The provisions of this Release Agreement may be amended and waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Release Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Release Agreement or any provision hereof.
          12. Descriptive Headings. The descriptive headings of this Release Agreement are inserted for convenience only and do not constitute a part of this Release Agreement.
          13. Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Release Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.
          14. Arbitration. The Company and Executive hereby consent to the resolution by mandatory and binding arbitration of all claims or controversies arising out of or in connection with this Release Agreement that the Company may have against Executive, or that Executive may have against the Company or against any of its officers, directors, employees or agents acting in their capacity as such. Each party’s promise to resolve all such claims or controversies by arbitration in accordance with this Release Agreement rather than

5

through the courts is consideration for the other party’s like promise. It is further agreed that the decision of an arbitrator on any issue, dispute, claim or controversy submitted for arbitration, shall be final and binding upon the Company and Executive and that judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.
     Except as otherwise provided in this procedure or by mutual agreement of the parties, any arbitration shall be before a sole arbitrator (the “Arbitrator”) selected from Judicial Arbitration & Mediation Services, Inc., Orange County, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Civil Procedure Code Sections 1280 et. seq. as the exclusive remedy of such dispute.
     The Arbitrator shall interpret this Release Agreement, any applicable Company policy or rules or regulations, any applicable substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or applicable federal law. If arbitration is brought after the claim or controversy has been submitted for review by the Committee (as such term is defined in the Plan) in accordance with Article 9 of the Plan, the Arbitrator shall limit his or her review to whether or not the Committee has abused its discretion in its interpretation of the Plan and such policies, rules, and regulations; provided, however, that the Arbitrator shall apply a de novo standard of review with respect to any claim for benefits under the Plan in connection with a Change in Control Event (as such term is defined in the Plan). In reaching his or her decision, the Arbitrator shall have no authority to change or modify any lawful Company policy, rule or regulation, or this Release Agreement. Except as provided in the next paragraph, the Arbitrator, and not any federal, state or local court or agency, shall have exclusive and broad authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Release Agreement, including but not limited to, any claim that all or any part of this Release Agreement is voidable. The Arbitrator shall have the authority to decide dispositive motions. Following completion of the arbitration, the arbitrator shall issue a written decision disclosing the essential findings and conclusions upon which the award is based.
     Notwithstanding the foregoing, provisional injunctive relief may, but need not, be sought by Executive or the Company in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally resolved by the Arbitrator in accordance with the foregoing. Final resolution of any dispute through arbitration may include any remedy or relief which would otherwise be available at law and which the Arbitrator deems just and equitable. The Arbitrator shall have the authority to award full damages as provided by law. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.
     The Company shall pay the reasonable fees and expenses of the Arbitrator and of a stenographic reporter, if employed. Each party shall pay its own legal fees and other expenses and costs incurred with respect to the arbitration.

6

          15. Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.
          16. Legal Counsel. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Executive acknowledges and agrees that he has read and understands this Release Agreement completely, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Release Agreement and he has had ample opportunity to do so.
          The undersigned have read and understand the consequences of this Release Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.
EXECUTED this _________________ day of ____________ 20__, at Anaheim, California.

“Executive”

Print Name:

PACIFIC SUNWEAR OF CALIFORNIA, INC., a California corporation,
By:
Name:
Title:

7

ENDORSEMENT
     I,                                         , hereby acknowledge that I was given [21/45] days to consider the foregoing Release Agreement and voluntarily chose to sign the Release Agreement prior to the expiration of the [21-day/45-day] period.
     I declare under penalty of perjury under the laws of the United States and the State of California that the foregoing is true and correct.
     EXECUTED this [___] day of [                     200___], at Anaheim, California.

Print Name:

8